EX-23.01 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-166265, 333-156000, 333-148202, 333-136941, 333-88670, and 333-33667 on Form S-8 of our reports dated February 24, 2018, relating to the consolidated financial statements of Biglari Holdings Inc. (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the contribution of cash and securities to investment partnerships), and the effectiveness of Biglari Holdings Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Biglari Holdings Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
February 24, 2018